NEWS	Exhibit 99.1
FOR IMMEDIATE RELEASE

Tech Data Corporation Announces Agreement to Acquire

SDG Distribution Companies in UK, France and the Netherlands

Company also enters into multi-year supply agreement with seller

CLEARWATER, Fla., September 5, 2012 (GLOBE NEWSWIRE) — Tech Data Corporation, a leading distributor of technology products, today announced it has entered into an agreement to acquire the shares of several distribution companies belonging to Specialist Distribution Group (SDG), the distribution arm of Specialist Computer Holdings (SCH), a privately-held IT services company headquartered in the UK. SDG is a leading value-added distributor of enterprise-focused IT products in the UK, France and the Netherlands. The transactions are subject to approval of the EU regulatory authorities and are expected to be completed by the fourth quarter of fiscal 2013.

SDG goes to market under a number of brands throughout the EMEA region. Under the terms of the agreement, Tech Data would acquire the following SDG companies: SDG, IQ Sys and ISI Distribution in the UK; ETC and Best’Ware in France; and ETC in the Netherlands. The acquisition of these companies strengthens Tech Data’s enterprise business, Azlan, as well as its broadline offerings in Europe, expanding its vendor and customer portfolios, and leveraging its pan-European infrastructure The acquisition is expected to add a team of more than 600 experienced individuals with domain knowledge in specific product, customer and operational disciplines.

For their fiscal year ended March 31, 2012, the companies to be acquired generated third-party sales of approximately EUR 1.4 billion (approximately $1.75 billion), across a broad portfolio of data center, software and broadline products from industry-leading suppliers. The product mix was comprised as follows: approximately 40 percent data center products (including servers, storage and networking); approximately 20 percent software (predominantly data center-focused such as virtualization and security); and approximately 40 percent broadline products (including PC’s and peripherals). The terms of the agreement also call for a supplier agreement, whereby the seller, through its IT reseller business, will have annual purchase commitments through Tech Data for a period of five years which the company estimates will add incremental annual sales of EUR 400 million (approximately $500 million). Total consideration payable under the terms of the agreement is estimated to be EUR 277 million (approximately $350 million), subject to customary adjustments, which includes a purchase premium of approximately EUR 170 million (approximately $215 million).

“This transaction demonstrates Tech Data’s strong commitment to our diversification strategy and further expands our enterprise offerings in Europe,” said Robert M. Dutkowsky, chief executive officer, Tech Data

Corporation. “It adds both breadth and depth to our product and customer portfolios, and creates a comprehensive enterprise solution stack in Networking & Communications, Server & Storage and Enterprise Software across a broader pan-European footprint. Our solid balance sheet and strong infrastructure enable Tech Data to make strategic investments such as this that broaden our services and solutions for customers, strengthen our relationship with key vendors and improve overall profitability and returns for our shareholders.”

Sir Peter Rigby, SCH chairman said, “SCH has built two significant international and independent businesses - SDG as an international enterprise distributor and SCC as an international technology solutions and service provider. Each has achieved its best ever financial performance in its last fiscal year against a background of tough economic conditions. We have seen the consolidation of distribution businesses worldwide in the course of the last few years and consider that now is the optimum time to pass SDG into the hands of a global player. We believe that Tech Data will fulfill the aspirations of our distribution business and of our personnel and are pleased to have selected Tech Data as the acquirer. This decision now allows us to focus entirely upon SCC to take its excellent track record to date yet further in terms of scale, capability and coverage.”

Cautionary Statement

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the company’s periodic filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com.

About Tech Data

Tech Data Corporation (Nasdaq: TECD) is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

Arleen Quiñones, Director, Investor Relations and Shareholder Services

727-532-8866 (arleen.quinones@techdata.com)